Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.

(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS 2010 FIRST QUARTER RESULTS
4% Increase in Revenue Compared to Prior Year
Minneapolis – May 5, 2010 – MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the three months ended March 31, 2010. Net revenues for the first quarter ended March 31, 2010 were $4,000,000, a 4% increase compared to $3,842,000 in the prior year. The company also announced for the first quarter of 2010 a net loss of $117,000, or $0.02 per basic and diluted share, compared to a net loss of $145,000, or $0.03 per basic and diluted share, in the first quarter of 2009.
SmartMusic® subscriptions increased to 139,363 as of March 31, 2010, a 26% increase over the March 31, 2009 subscription count of 110,318. SmartMusic subscription and accessory revenue continues to represent an increasing share of the company’s revenue and was $1,432,000 for the quarter ended March 31, 2010, a 17% increase over $1,225,000 for the quarter ended March 31, 2009. Total SmartMusic revenue represented 36% of the company’s total revenue in the first quarter of 2010 compared to 32% during the first quarter of 2009.
The following table illustrates the net new SmartMusic subscription data for the quarter ended March 31, 2010:

						Net New
						Subscriptions
						3 months
12/31/2009	New	Renewed	Renewal	Subscriptions	3/31/2010	ended
Subscriptions	Subscriptions	Subscriptions	Rate	Ended	Subscriptions	3/31/2010
133,782	11,590	15,330	72%	21,339	139,363	5,581
Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription.

MakeMusic, Inc.
Three-Month Results as of March 31, 2010

Total SmartMusic educator accounts reached 9,368 as of March 31, 2010, a 3% increase over the 9,091 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment increased 25% from 1,874 as of March 31, 2009 to 2,340 as of March 31, 2010. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 1,156 as of March 31, 2010 and the average number of student subscriptions per Gradebook teacher was 44. As of March 31, 2009 the company reported 829 Gradebook teachers and an average number of student subscriptions per teacher of 39. The Gradebook teacher growth reflects a 39% annual increase. The number of SmartMusic site licenses increased from 322 as of December 31, 2009 to 356 as of March 31, 2010. Finally, the company released 48 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in the first quarter of 2010.
Notation revenue decreased by $49,000 to $2,568,000 during the first quarter of 2010 compared to $2,617,000 for the same period last year. Notation revenue decreases during the quarter were due to reductions in our channel sales offset by stronger direct sales of our Finale® Academic products and downloads.
Gross profit in the quarter ended March 31, 2010 increased by $64,000 to $3,349,000 compared to gross profit of $3,285,000 for the quarter ended March 31, 2009. The increase in gross profit is a result of the increase in revenues, which was partially offset by higher software development amortization as a result of the expanding repertoire for SmartMusic.
Operating expenses for the first quarter were $3,559,000, a 3% increase over the $3,442,000 reported in the first quarter last year. These planned increases, primarily in sales and marketing, were the result of increased personnel costs to accelerate our strategic sales and marketing initiatives.
Total cash decreased by $867,000 during the first quarter of 2010, to $8,076,000 as of March 31, 2010. The decrease in cash for the first quarter is primarily due to the seasonal pattern of the company’s business and the net cash used in investing activities. During the first quarter, cash of $105,000 was used in investing activities relating to development activities, primarily to expand SmartMusic repertoire. By comparison, during the first quarter of 2009, $173,000 was used in such investing activities.
CEO Ron Raup commented on first quarter results, “We are pleased with our overall financial performance for the first quarter of 2010. Our notation product sales remain strong compared to the first quarter of last year. This is notable both given the slow recovery of the worldwide economy and the fact that an earlier release of Finale

MakeMusic, Inc.
Three-Month Results as of March 31, 2010

2010 in June of 2009 places us further into our release cycle in comparison to the first quarter of 2009. SmartMusic metrics were as anticipated and show continued growth. We continue to expand our sales and marketing initiatives and have increased the size of our sales force. We have announced the SmartMusic subscription price increases effective July 2010 from $130 to $140 for an annual educator subscription and from $30 to $36 for an annual student subscription. With the combination of our focus on sales and marketing and the price increases, we anticipate steady SmartMusic revenue growth during 2010.”
The company will be hosting a conference call today, May 5, 2010 at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 69219363. A replay of the conference call will be available through May 14, 2010. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and the SmartMusic Gradebook™, the web-based student grading and records management system. Further information about the Company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our intent to continue to expand our sales and marketing initiatives, anticipated SmartMusic revenue growth, and planned subscription price increases for SmartMusic. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months
	Ended March 31,
	2010	2009
Notation revenue	$2,568	$2,617
SmartMusic revenue	1,432	1,225

NET REVENUE	4,000	3,842

COST OF REVENUES	651	557

GROSS PROFIT	3,349	3,285

OPERATING EXPENSES:
Development expenses	1,322	1,279
Selling and marketing expenses	1,199	1,131
General and administrative expenses	1,038	1,032

Total operating expenses	3,559	3,442

LOSS FROM OPERATIONS	(210)	(157)

Other, net	26	14

Net loss before income tax	(184)	(143)

Income tax expense (benefit)	(67)	2

Net loss	$(117)	$(145)

Loss per common share:
Basic and diluted	$(0.02)	$(0.03)

Weighted average common shares outstanding:
Basic and diluted	4,768,095	4,644,410
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MakeMusic, Inc.
Balance Sheets
(In thousands of U.S. dollars, except share data)

	March 31,
	2010	December 31,
Assets	(Unaudited)	2009
Current assets:
Cash and cash equivalents	$8,076	$8,943
Accounts receivable (net of allowance of $38 and $33 in 2010 and 2009, respectively)	1,375	1,277
Inventories	287	386
Deferred income taxes, net	1,587	1,587
Prepaid expenses and other current assets	401	294

Total current assets	11,726	12,487

Property and equipment, net	512	533
Capitalized software products, net	2,583	2,645
Goodwill	3,630	3,630
Long term deferred income taxes, net	1,075	977
Other non-current assets	5	6

Total assets	$19,531	$20,278

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$62	$61
Accounts payable	444	726
Accrued compensation	737	1,167
Other accrued liabilities	305	297
Post contract support	132	132
Reserve for product returns	534	414
Deferred revenue	2,724	2,913

Total current liabilities	4,938	5,710

Capital lease obligations, net of current portion	14	30
Other long term liabilities	—	8

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000
Issued and outstanding shares – 4,815,324 and 4,756,891 in 2010 and 2009, respectively	48	48
Additional paid-in capital	66,146	65,980
Accumulated deficit	(51,615)	(51,498)

Total shareholders’ equity	14,579	14,530

Total liabilities and shareholders’ equity	$19,531	$20,278

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MakeMusic, Inc.
Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	3 Months
	Ended March 31,
	2010	2009
Cash flows from operating activities
Net loss	$(117)	$(145)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	256	237
Deferred income taxes, net	(98)	—
Share based compensation	160	158
Net changes in assets and liabilities:
Accounts receivable	(98)	(120)
Inventories	99	39
Prepaid expenses and other current assets	(107)	(75)
Accounts payable	(282)	78
Accrued liabilities and product returns	(310)	(178)
Deferred revenue	(188)	(161)

Net cash used by operating activities	(685)	(167)

Cash flows from investing activities
Purchases of property and equipment	(68)	(126)
Capitalized development and other intangibles	(105)	(173)

Net cash used in investing activities	(173)	(299)

Cash flows from financing activities
Payments on capital leases	(15)	(15)
Proceeds from exercise of options	6	—

Net cash used in financing activities	(9)	(15)

Net decrease in cash and cash equivalents	(867)	(481)
Cash and cash equivalents, beginning of period	8,943	6,592

Cash and cash equivalents, end of period	$8,076	$6,111

Supplemental disclosure of cash flow information
Interest paid	$2	$3
Income taxes paid	97	2
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